EXECUTION COPY

                                   AGREEMENT

Agreement dated as of August 30, 2011 (this "Agreement"), by and among Carl C. Icahn, Brett Icahn and their affiliated funds ("Icahn") and Mark H. Rachesky and his affiliated funds ("Rachesky"). The parties hereby agree as follows:

1. Simultaneously with the execution and delivery of this Agreement, Rachesky irrevocably purchases from Icahn and Icahn irrevocably sells to Rachesky 11,040,493 common shares, no par value per share ( "Shares") of Lions Gate Entertainment Corp. ("Lions Gate"), free and clear of all Encumbrances at $7.00 per Share in cash for aggregate cash consideration of $77,283,451.00. Rachesky and Icahn shall use best efforts to cause such transaction to settle as soon as possible, but in no event shall such transaction settle later than September 2, 2011. Icahn shall deliver such Shares to or as directed by Rachesky (via DTC book entry transfer, by delivering stock certificates or through a combination of the foregoing) immediately following confirmation of receipt of a wire transfer, to an account designated by Icahn, of the purchase price set forth above.

2. The parties acknowledge and agree that the 1,236,938 Shares purchased by Icahn in February 2010 shall not be sold pursuant to this Agreement. Rachesky represents, warrants, covenants and agrees that: (i) Icahn shall have no obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement incurred by any Person ; and (ii) all amounts payable to Icahn hereunder shall be delivered to Icahn without any deductions or withholdings by any Person for brokerage fees, commissions, underwriting discounts, taxes or otherwise.

3. The parties will cooperate to make all filings in all courts and tribunals of Canada, the United States and New York State, and will take all other actions, as are necessary to cause all currently pending litigation between or among the parties to be dismissed with prejudice as soon as possible following the settlement of the transactions contemplated by paragraph 1 above and paragraph 1 of that certain agreement dated as of the date hereof, among Icahn, Lions Gate and two of Lions Gate's wholly owned subsidiaries (the "Settlement Time").

4. Effective as of the Settlement Time, each party shall, and hereby does, release each of the other parties and each of their present and former officers, directors, shareholders, partners (limited or general), members, managers, investment advisors, investment managers and their employees, employees, agents, attorneys, successors and assigns from any and all liability, actions, charges, causes of action, demands, damages, or claims, of any kind or character, in any way relating to Lions Gate, any securities of Lions Gate, any disclosures made by Lions Gate, Rachesky or any of their respective affiliates, any actions, decisions, or deliberations of Lions Gate or its officers or directors or any of its affiliates, any purchase or sale of Lions Gate securities, any filing, statement, action, discussion or activity relating to or concerning Lions Gate, or any matter relating to or arising from or in connection with any investment in Lions Gate (any of the foregoing, "Claims"), including but not limited to all Claims for relief, remuneration, sums of money, accounts or expenses of any kind whatsoever, whether known or unknown, accrued or unaccrued or contingent or absolute (the foregoing, including, without limitation, attorneys' fees and costs, including any award of costs made in any proceeding in favor of any party, referred to herein as "Expenses"), which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by the releasing party by reason of any matter, fact or cause whatsoever relating to Lions Gate, any securities of Lions Gate, any disclosures made by Lions Gate, Rachesky or any of their respective affiliates, any actions, decisions, or deliberations of Lions Gate or its officers or directors or any of its affiliates, any purchase or sale of Lions Gate securities, any filing, statement, action, discussion or activity relating to or concerning Lions Gate, or any matter relating to or arising from or in connection with any investment in Lions Gate, from the beginning of time to the date of this Agreement (but, subject to paragraph 7 hereof, this paragraph 4 does not apply to any Claims arising under this Agreement). The release contemplated by this paragraph 4 is intended to be as broad as permitted by law and is intended to, and does, extinguish all Claims and Expenses of any kind whatsoever, whether in law or equity or otherwise, that are based on facts or conditions or actions that have existed or occurred at any time from the beginning of time to the date of this Agreement. It is the intention of the parties to extinguish all Claims and Expenses and, consistent with such intention, the parties waive any and all rights, to the extent permitted by law, under Section 1542 of the California Civil Code, if applicable, or any other applicable similar state law, federal law or principle of common law, which may have the effect of limiting the releases set forth in Sections 1 and 2 above. Section 1542 of the California Code provides: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

5. Effective as of the date hereof and ending on the last day of the Specified Period (as such term is defined in that certain agreement dated as of the date hereof among Icahn, Lions Gate and two of Lions Gate's wholly owned subsidiaries), each party hereby agrees that it shall not, directly or indirectly, make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and disparages, any of the other parties or their directors, officers, employees or affiliates, on or following the date of this Agreement with respect to any matter directly or indirectly relating to Lions Gate: (A) in any document or report filed with or furnished to the SEC or any other governmental agency, (B) in any press release or other publicly available format, or (C) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

6. The parties will reasonably cooperate and consult with one another with respect to regulatory and other filings in connection with this Agreement and the transactions contemplated hereby. Each party shall execute such other documents and take such other actions as are reasonably requested by another party hereto to carry out the provisions hereof and the transactions contemplated hereby. Each party acknowledges that the other parties are obligated to disclose and file a copy of this Agreement pursuant to US and Canadian securities laws and agrees that nothing in this Agreement shall restrict the parties' ability to make such disclosures or filings. Rachesky acknowledges and reasonably believes that the Claims and Expenses it is releasing and the cases it is dismissing are no more valuable than those Icahn is releasing and dismissing, and Icahn acknowledges and reasonably believes that the Claims and Expenses it is releasing and the cases it is dismissing are no more valuable than those Rachesky is releasing and dismissing.

7. Each party has conducted its own investigation with respect to the Shares, acknowledges that the other parties may be in possession of material, nonpublic information regarding Lions Gate and agrees that no other party shall have any obligation to disclose such information to such party.

8. Representations and Warranties. The parties hereby represent and warrant as follows:

(a) Neither Icahn nor, if applicable, any fund, account or other Person on behalf of which it is selling, is Canadian. Icahn is not a nominee, agent, trustee, executor, administrator or other legal representative for one or more other Canadian Persons having a direct beneficial interest in the Shares. Icahn did not acquire the Shares, including from an Affiliated fund or account of Icahn, in order to sell such Shares to Rachesky. "Canadian" shall mean any Person who is a resident of or otherwise in Canada or is, to Icahn's knowledge, shown on the books of Lions Gate as having an address in Canada. "Person" shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

(b) Neither Rachesky nor, if applicable, any fund, account or other Person on behalf of which it is purchasing, is Canadian. Rachesky is not a nominee, agent, trustee, executor, administrator or other legal representative for one or more other Canadian Persons seeking to acquire a beneficial interest in the Shares. Rachesky is not acquiring the Shares in order to sell such Shares to another Person. "Canadian" shall mean any Person who is a resident of or otherwise in Canada or is, to Rachesky's knowledge, shown on the books of Lions Gate as having an address in Canada. "Person" shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

(c) Icahn has good, valid and marketable title to all of the Shares, free and clear of any and all Encumbrances. Icahn has the sole right to dispose or direct the disposition of the Shares. "Encumbrance" shall mean any security interest, claim, pledge, lien, charge, voting agreement, proxy, mortgage, conditional sale agreement, title retention agreement, option, adverse claim of ownership or use, any restriction on ownership, use, voting or transfer, or any other encumbrance of any kind, character or description whatsoever.

(d) Icahn is not as of the date hereof, and will not become, a party to any agreement, arrangement or understanding with any Person which could result in Rachesky having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

9. Icahn will cause all common shares of Lions Gate as to which Icahn has voting rights to be present at the annual general meeting of shareholders to be held September 13, 2011, or any adjournment or postponement thereof (provided that Icahn shall have no obligations under this Section 9 after October 1, 2011) and will abstain from voting in the election of directors and may vote his shares or abstain from voting in his discretion on any other matter before such meeting. For the avoidance of doubt, Icahn agrees not to propose any business to such meeting.




10. Each party agrees that, in the event that any of them were to violate any provision of this Agreement or fail to perform any obligation under this Agreement in accordance with its specific terms, the other parties would suffer irreparable injury, for which there may be no adequate remedy at law. Consequently, each party agrees that, in the event of a breach or threatened breach of this Agreement by any party, the other parties shall be entitled, in addition to any other remedies to which they may be entitled at law, to equitable relief, including an injunction, to prevent any breaches and to enforce specifically this Agreement's terms and provisions. Each party also agrees that any such equitable relief may be sought without the obligation of posting any bond or surety. This Agreement shall be governed by the laws of the State of New York and applicable federal United States laws. Each party agrees to submit to personal and exclusive jurisdiction of the courts located in New York County, New York.

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                                              __________________________________
                                              CARL C. ICAHN, individually and on
                                              behalf  of  his  affiliated  funds


                                              __________________________________
                                              BRETT ICAHN, individually  and  on
                                              behalf  of  his  affiliated  funds

                                              __________________________________
                                              MARK H. RACHESKY, individually and
                                              on behalf of his affiliated  funds